UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2021

HV BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	001-37981	46-4351868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 South Easton Road, Suite 304 Doylestown, PA		18901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (267) 280-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HVBC	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 26, 2021, HV Bancorp, Inc. (the “Company”) announced that Robert J. Marino has been appointed President of both the Company and its wholly-owned subsidiary, Huntingdon Valley Bank (the “Bank”) effective December 1, 2021. Mr. Marino currently serves as Vice Chairman and Director of both the Company and the Bank. Travis J. Thompson will remain Chairman and Chief Executive Officer of the Company and the Bank.

Mr. Marino, age 57, previously served as a founder, director and Mid-Atlantic Division President of Spring Garden Lending LLC which provides alternative lending services to investors and developers. Prior to Spring Garden Lending, Mr. Marino served as President of Valley Green Bank’s Delaware Valley Region, and as a member of its Board of Directors until the bank was sold in 2017.  Before Valley Green Bank, Mr. Marino was President of National Penn Bank’s Southern Region.

In connection with his appointment as President of the Company and Bank, the Company entered into a three-year employment agreement with Mr. Marino (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Marino will be paid an annual base salary of $300,000 and will be eligible to participate in any bonus plan or arrangement in which senior management of the Bank is eligible to participate, or otherwise in accordance with a bonus structure to be determined and approved by the Board of Directors. Further, Mr. Marino will participate in the HV Bancorp Long Term Incentive Plan and will be granted no fewer than 25,000 shares of restricted stock upon such terms and conditions as set forth in the Employment Agreement.

In the event Mr. Marino’s employment is terminated for Cause (as defined in the Employment Agreement), all of Mr. Marino’s rights under the Employment Agreement shall cease as of the effective date of such termination.

In the event Mr. Marino’s employment is terminated by Mr. Marino for Good Reason (as defined in the Employment Agreement) or by the Company without Cause, then he will be paid an amount equal to the greater of (i) his remaining annual base salary that would otherwise be due and payable under the Employment Agreement for the remaining employment period, or (ii) an amount equal to his annual base salary payable in equal monthly installments over the ensuing twelve (12) months. In addition, for a period of one (1) year from the date of separation from service, or until Mr. Marino secures benefits of comparable coverage through other employment, whichever shall first occur, he shall maintain rights to receive continuation of all life, disability, medical insurance and other normal health and welfare benefits sponsored by the Company.

The Employment Agreement shall terminate automatically upon Mr. Marino’s disability. The Company will make payments and provide benefits to Mr. Marino as if he terminated the Employment Agreement for Good Reason, except that any payments made by the Company will be reduced by any amounts paid to Mr. Marino under any disability plan provided by the Company or the Bank. In the event that Mr. Marino terminates his employment without Good Reason, or retires, all of his rights under the Employment Agreement, except for any retirement or health and welfare benefits which he may otherwise be entitled to, shall cease as of the effective date of such termination.

In the event that Mr. Marino is involuntarily terminated without Cause or terminates his employment for Good Reason following a Change in Control (as defined in the Employment Agreement), then the Company will pay Mr. Marino a lump sum amount payable within thirty (30) days of his separation from service. If Mr. Marino has completed fewer than three full years of service, the Company will pay him a lump sum amount equal to two (2) times his annual base salary. If Mr. Marino has completed three full years of service or more, the Company will pay his a lump sum amount equal to 2.99 times his annual base salary. In addition, for a period of one (1) year from the date of separation from service, or until Mr. Marino secures benefits of comparable coverage through other employment, whichever shall first occur, he shall maintain rights to receive continuation of all life, disability, medical insurance and other normal health and welfare benefits sponsored by the Company.

Upon termination of the Employment Agreement for any reason, Mr. Marino is subject to certain customary confidentiality and non-competition provisions for up to two (2) years.

The foregoing description of Mr. Marino’s employment agreement is only a summary and is qualified in its entirety by reference to the full text of his employment agreement, a copy of which is attached hereto as Exhibit 99.1.

There are no family relationships among any of the Corporation's directors and executive officers. There are no transactions involving Mr. Marino that require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on October 26, 2021, is furnished as part of this report and is attached as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit Index

Exhibit No.	Description
99.1	Employment Agreement of Robert J. Marino dated as of October 25, 2021, effective December 1, 2021.*
99.2	Press Release dated as of October 26, 2021.*

104   Cover Page Interactive Date File (embedded within the Inline XBRL document)

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HV Bancorp, Inc.

Date: October 26, 2021	By:	/s/ Travis J. Thompson
Travis J. Thompson
Chief Executive Officer (Duly Authorized Officer)